Exhibit 99.1

Dougherty’s Pharmacy, Inc. Reports 2018 Second Quarter 2018 Earnings

Dallas (August 14, 2018) – Dougherty’s Pharmacy, Inc. (OTC QB: MYDP) (“Dougherty’s” or the “Company”) today announced its results for the second quarter of fiscal 2018.

For the second quarter ended June 30, 2018, the Company reported a consolidated net loss of $431,000, or $0.02 per share, compared to net loss of $305,000, or $0.01 per share, for the same period of 2017. The Company reported second quarter consolidated earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of negative $74,000, compared to consolidated earnings EBITDA (Adjusted) of $148,000 in the same period of 2017. (See tables below for a reconciliation of net loss to EBITDA on a GAAP basis.)

Consolidated net loss for the six months ended June 30, 2018, was $697,000, or $0.03 per share, compared to a net loss of $473,000, or $0.02 per share, for the first six months of 2017; EBITDA was $22,000 compared to EBITDA (Adjusted) $359,000, respectively.

The Company’s net losses for the second quarter and YTD 2017 include loss on disposal of assets of $75,000 related to the May 2017 disposal of the assets at the Humble, Texas location.

On August 1, 2018, the Company defaulted on its revolving credit facility of $4,000,000 (“the Revolver”) with the First National Bank of Omaha (the “Lender”). On August 10, 2018, the Lender notified the Company that the Revolver had been sold to OSK VII, LLC (the “Current Lender”) effective on August 10, 2018. This assignment of the Revolver from the Lender to the Current Lender does not affect any terms and condition of the Revolver and the associated loan documents. The Company does not currently have the ability to cure the default under the Revolver. Should the Current Lender elect to foreclose against the Secured Assets, it would significantly impair the Company's ability to continue as a going concern or to even be able to continue its operations. The Company is evaluating all of its options in light of these circumstances, including, refinancing the indebtedness with another lender, negotiating a settlement arrangement with the Current Lender,  or obtaining a temporary waiver or forbearance from the Current Lender.

Key measures used by the Company’s management to evaluate business performance include revenue, gross profit, selling, general and administrative expense (“SG&A”) and EBITDA. EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure that Company’s management considers to best present the results of ongoing operations and is useful when comparing the performance between different reporting periods. In certain instances, we have presented EBITDA (Adjusted) which also excludes certain one-time, non-recurring, non-operating losses or impairments, as the Company considers excluding these adjustments necessary to derive the results of ongoing operations. In those instances, we have identified when the Company is presenting adjusted EBITDA. Although EBITDA or EBITDA (Adjusted) is not a measure of actual cash flow because it does not consider changes in assets and liabilities that may impact cash balances, the Company believes it is a useful metric to evaluate operating performance and has therefore included such measures in the discussion of operating results below.

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Pharmacy Operations

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates multiple Dougherty’s Pharmacies, reported EBITDA of $1,000 for the second quarter ended June 30, 2018, compared to $378,000 in 2017. EBITDA for the six months ended June 30, 2018, was $201,000 compared to EBITDA (Adjusted) of $742,000 for the same period 2017.

DHI’s same stores reported a sales decline of $1,013,000 or 10.0 percent and a decline in total script count of 6.9 percent for the 2018 quarter when compared to prior year. Same store sales reported a decline in sales of $1,500,000 or 7.5 percent and a decline in total script count of 6.4 percent for the six months ended June 30, 2018 when compared to prior year. Same store sales for the second quarter and six months ended June 30, 2018 includes $30,000 and $49,000 of revenues, respectively, and 803 and 1,263 scripts, respectively, filled for the Legacy store via concierge service from its pharmacy on Campbell Road, which will continue until the Legacy store completes its pharmacy enrollment process. Front end sales at the Legacy store for the second quarter 2018 and six months ended June 30, 2018 were $23,000 and $34,000, respectively.

The same store sales decline for the quarter ended March 31, 2018 is primarily attributable to the transition to other pharmacy providers of prescriptions filled for certain long-term care facilities and under certain third party payor benefit plans that changed effective January 2018. The initial focus of the Managing Director of Business Development appointed during the first quarter of 2018 is to recoup these prescriptions.

Total store sales for the quarter and six months ended June 30, 2017 included net revenues and scripts of $53,000 and 649, respectively, and $177,000 and 2,313, respectively, from the Humble, Texas pharmacy, sold on May 6, 2017.

Total store gross margin percent for the second quarter ended June 30, 2018 declined to 24.8% as compared to 27.0% for the same period in 2017. Total store gross margin percent for the six month period was 26.0% for 2018, compared to 27.3% for the same period in 2017. The decline in total store gross margin percent was impacted by an increase in third party payor fees that began increasing at the beginning of 2017. Total third party fees for the second quarter and six months ended June 30, 2018 increased $154,000 and $189,000, respectively, as compared to the same period in 2017.

Same store SG&A for the Legacy and Humble locations was a net decrease of $60,000, or 2.5 percent, and $82,000, or 1.7 percent, for the quarter and six months ended June 30, 2018 as compared to the same period in 2017.

The following chart summarizes DHI’s pharmacy operations, along with DHI’s pharmacy operations overhead. Same store sales compare results for pharmacies held for over one year. Acquisition or new store and disposition store sales will be reported separately from same store sales. There were no acquisition store sales to report in 2017 or 2018.

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Pharmacy Operations Financial Summary
(000’s omitted, except script count, unaudited)

	Second Quarter			Full Year
	2018		2017	2018		2017
Same Store Sales:
Revenue	$9,145	(1)	$10,158	$18,589	(1)	$20,089
Gross margin percentage	24.8%		27.0%	26.0%		27.3%
SG&A	2,031		2,081	4,143		4,148
EBITDA	236		658	688		1,339
Generic dispensing rate	85.5%		84.3%	86.0%		84.3%
Script count	101,176	(2)	108,727	204,271	(2)	218,208

Legacy store opened:
Revenue-front end	$23		$–	$34		$–
Gross margin percentage	33.0%		–	34.4%		–
SG&A	38		–	66		–
EBITDA	20		–	29		–

Humble Disposed Operations:
Revenue	$–		$53	$–		$177
Gross margin percentage	–		42.8%	–		35.2%
SG&A	7		52	14		150
EBITDA (Adjusted)	(7)		(29)	(14)		(88)
Script count	–		649	–		2,313

Pharmacy Operations Overhead:
SG&A	248		251	502		509

Total Pharmacy Operations:
Revenue	$9,168		$10,211	$18,589	(1)	$20,266
Gross margin percentage	24.8%		27.0%	26.0%		27.4%
SG&A	2,324		2,384	4,725		4,807
EBITDA (Adjusted)	1		378	201		742
Generic dispensing rate	85.5%		84.3%	86.0%		84.3%
Script count	101,176		109,376	204,271	(2)	220,521

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(1) Includes $30 for second quarter and $49 for Full Year, filled via concierge for Legacy

(2) Includes 803 for second quarter and 1,263 for Full Year, filled via concierge for Legacy

Pharmacy Operations Overhead

The Company’s pharmacy overhead division reported SG&A of $248,000 for the second quarter of 2018 compared to $251,000 in 2017 and $502,000 for the six months ended June 30, 2018 compared to $509,000 in 2017. The decrease of $3,000 and $7,000, respectively, is attributable to salary and payroll related cost savings from the resignation of the President of Pharmacy Operations during the fourth quarter of 2017 and the President and Chief Financial Officer during the first quarter of 2018, offset by the transfer of the Director of Retail Operations to this division during the fourth quarter of 2017 and the addition of the Managing Director of Business Development during the first quarter of 2018.

Corporate Overhead Related to Being Public

The Company’s corporate overhead division reported negative EBITDA of ($75,000) for the second quarter of 2018 compared to ($230,000) in 2017 and ($179,000) for the six months ended June 30, 2018 compared to ($383,000) in 2017. The decrease of $155,000 and $204,000 is attributable to salary and payroll related cost savings from the resignation of the President and Chief Financial Officer during the first quarter of 2018 and higher professional fees for services incurred for the Form 10 filing, corporate name change and upgrade to OTCQB Venture Stock Markets in 2017.

Management Comments

Jim Leslie, Chairman of the Board and Interim President and CFO of Dougherty’s, commented, “As we work through our options with respect to our revolving credit facility, we are continuing to focus on improving operational and financial performance at Dougherty’s. We’re looking at all aspects of the business to determine what will provide the most value for shareholders. This includes pursuing opportunities to enhance sales and decrease costs at all our Dougherty’s locations, stepping up efforts to improve our long-term care and compounding businesses, and continuing to evaluate both strategic acquisitions as well as dispositions of nonessential operations to drive improvement in the business. We are committed to creating the most value for our shareholders and will provide an update as we have additional information.”

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Select Balance Sheet Items and Book Value per Share

(000's omitted, except per share amounts, unaudited)

	June 30	December 31
	2018	2017

Cash	$54	$389
Accounts Receivable, net	1,927	2,024
Inventory, net	3,174	3,562
Prepaid expenses and other	151	267
Total Current Assets	5,306	6,242
Long Term Receivable	448	448
Property and Equipment, net	1,022	1,045
Intangible Assets, net	2,557	2,892
Equity Method Investments	–	–
Deferred Tax Asset	2,000	2,000
Total Assets	$11,333	$12,627

Accounts Payable	$2,988	$3,123
Accrued Liabilities	429	429
Notes Payable, Short-Term	609	813
Revolving credit facility	3,861	3,831
Total Current Liabilities	7,887	8,196
Notes Payable, Long-Term	2,520	2,801
Total Liabilities	10,407	10,997
Stockholders' Equity	926	1,630
Total Liabilities and Equity	$11,333	$12,627

Common Shares Outstanding	23,087,164	22,973,310
Book Value per Share	$0.04	$0.07

Select Income Statement Items

(000's omitted, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$9,168	$10,211	$18,623	$20,266
Cost of Sales	6,894	7,448	13,781	14,716
Gross Profit	2,274	2,763	4,842	5,550
SG&A	2,432	2,627	4,941	5,203
Other income	51	–	88	–
Interest income	33	12	33	12
EBITDA (Adjusted)	(74)	148	22	359
Depreciation & Amortization	(240)	(254)	(482)	(520)
Loss on disposal of assets	–	(75)	–	(75)
Interest	(111)	(112)	(221)	(214)
Taxes	(6)	(12)	(16)	(23)
Net loss	$(431)	$(305)	$(697)	$(473)

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About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a value-oriented investment firm focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions, including future events such as expectations for the Company receiving its pharmacy licensure for its new location as well as its expectations for revenue generation from this new pharmacy location. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contact:
Geralyn DeBusk or Tom Carey
Halliburton Investor Relations
972-458-8000

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